Exhibit 107
Calculation of Filing Fee Tables
FORM
F-4
(Form Type)
First Majestic Silver Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Shares, without par value (1)	457(c) and 457(f)(1)	189,431,450	(1)	N/A	1,158,131,882.37	(2)	$0.0001531	$177,309.99
Fees Previously Paid	—	—	—	—		—	—		—	—
	Total Offering Amounts						1,158,131,882.37			$177,309.99
	Total Fees Previously Paid									$0
	Total Fee Offsets									$0
	Net Fee Due									$177,309.99

(1)
Represents the estimated maximum number of common shares, without par value
(“First Majestic common shares”) of First Majestic Silver Corp. (“First Majestic”) to be issued, or subject to options that may be assumed by First Majestic upon completion of the proposed merger of Ocelot Transaction Corporation, a wholly owned subsidiary of First Majestic (“Merger Sub”) with and into Gatos Silver, Inc. (“Gatos”), with Gatos surviving the merger as a direct, wholly-owned subsidiary of First Majestic (the “Merger”), and is calculated as the product obtained by multiplying (a) 74,286,843, the estimated maximum number of shares of Gatos common stock, par value $0.001 (“Gatos common stock”) outstanding as of October 9, 2024, including shares that are, or are expected to become, issued or issuable upon the exercise of settlement of options to purchase shares of Gatos common stock, deferred share units, performance-vesting restricted stock units and time-vesting restricted stock units, outstanding prior to completion of the Merger or, by (b) 2.55, the exchange ratio specified in the merger agreement dated as of September 5, 2024 by and among First Majestic, Gatos and Merger Sub. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions prior to the completion of the Merger.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(c) and Rule 457(f)(1) promulgated thereunder. The maximum aggregate offering price is (x) the average of the high and low prices of Gatos common stock as reported on the New York Stock Exchange on October 9, 2024 ($15.59 per share), multiplied by (y) the estimated maximum number of shares of Gatos common stock, including shares that are, or are expected to become, issued or issuable upon the exercise or settlement of stock-based awards of Gatos in the Merger (74,286,843).